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                                              Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 33-?????




PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 31, 2001)

                                  $140,000,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                              THE CITY OF NEW YORK
                GENERAL OBLIGATION TAXABLE ADJUSTABLE RATE BONDS
                       FISCAL 2002 SUBSERIES A-9 AND A-11

Date of the Bonds:  Date of Delivery         Subseries A-9 Due: November 1, 2023
                                            Subseries A-11 Due: November 1, 2020


                            -------------------------

         LIQUIDITY FACILITY: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         TERMS OF THE BONDS: The bonds will be general obligations of The City of New York, a municipality organized and existing under the laws of the State of New York. The City will pledge its faith and credit for the payment of the bonds. All real property subject to taxation by the City will be subject to the levy of ad valorem taxes, without limitation as to rate or amount, to pay the principal of, applicable redemption premium, if any, and interest on the bonds. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms the "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY," located in the prospectus accompanying this prospectus supplement.



       UBS PAINEWEBBER INC.                        MERRILL LYNCH & CO.

                ---------------------------------------------

           The date of this Prospectus Supplement is October 24, 2001

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


                                  INTRODUCTION

     We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in support of $140,000,000 aggregate principal amount of The City of New York General Obligation Taxable Adjustable Rate Bonds Fiscal 2002 Subseries A-9 and A-11, which will be issued on or about November 1, 2001 by The City of New York, a municipality organized and existing under the laws of the State of New York and will be governed by the terms of the Constitution and laws of the State of New York and the New York City Charter and bond resolutions of the Mayor of The City of New York and a certificate of the Deputy Comptroller for Public Finance dated November 1, 2001. The Bank of New York will act as fiscal agent and tender agent for the taxable adjustable rate bonds. We will enter into a standby bond purchase agreement with the tender agent, which will obligate us under certain circumstances to purchase unremarketed taxable adjustable rate bonds from the holders optionally or mandatorily tendering their taxable adjustable rate bonds for purchase. In order to obtain funds to purchase the taxable adjustable rate bonds, we will enter into a standby loan agreement with General Electric Capital Corporation, which will obligate GE Capital to loan funds to us as needed to purchase taxable adjustable rate bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the taxable adjustable rate bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.


                            DESCRIPTION OF THE BONDS


PAYMENT MECHANISM

     Pursuant to the New York State Financial Emergency Act For The City of New York, a general debt service fund has been established for City bonds and certain City notes. Pursuant to the Act, payments of the City real estate tax must be deposited upon receipt in the general debt service fund, and retained under a statutory formula, for the payment of debt service (with exceptions for debt service, such as principal of seasonal borrowings, that is set aside under other procedures). The statutory formula has in recent years resulted in retention of sufficient real estate taxes to comply with the City covenants (set forth below). If the statutory formula does not result in retention of sufficient real estate taxes to comply with the City covenants, the City will comply with the City covenants either by providing for early retention of real estate taxes or by making cash payments into the general debt service fund. The principal of and interest on the taxable adjustable rate bonds will be paid from the general debt service fund until the Act expires on July 1, 2008, and thereafter from a separate fund maintained in accordance with the City covenants. Since its inception in 1978, the general debt service fund has been fully funded at the beginning of each payment period.

     If the Control Board determines that retentions in the general debt service fund are likely to be insufficient to provide for the debt service payable from the retentions, it must require that additional real estate tax revenues be retained or other cash resources of the City be paid into the Fund. In addition, the Control Board is required to take such action as it determines to be necessary so that the money in the general debt service fund is adequate to meet debt service requirements.


SECURITY

     As required by the State Constitution and applicable law, the City will pledge its faith and credit for the payment of the principal of and interest on all City indebtedness. Holders of City debt obligations have a contractual right to full payment of principal and interest of those debt obligations at maturity. If the City fails to pay principal or interest of those debt obligations, the holder has the right to sue and is entitled to the full amount



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due, including interest to maturity at the stated rate and at the rate authorized by law thereafter until payment. Under the General Municipal Law, if the City fails to pay any money judgment, it is the duty of the City to assess, levy and cause to be collected amounts sufficient to pay the judgment. Decisions indicate that judicial enforcement of statutes such as this provision in the General Municipal Law is within the discretion of a court. Other judicial decisions also indicate that a money judgement against a municipality may not be enforceable against municipal property devoted to public use.

     The rights of the owners of taxable adjustable rate bonds to receive interest, principal and redemption premium, if any, from the City could be adversely affected by a restructuring of the City's debt under Chapter 9 of the Federal Bankruptcy Code. No assurance can be given that any priority of holders of City securities (including the taxable adjustable rate bonds) to payment from money retained in the general debt service fund or from other sources would be recognized if a petition were filed by or on behalf of the City under the Federal Bankruptcy Code or pursuant to other subsequently enacted laws relating to creditors' rights; such money might then be available for the payment of all City creditors generally. Judicial enforcement of the City's obligation to make payments into the general debt service fund, of the obligations of the City under the City covenants and of the State set forth below may be within the discretion of a court.


CERTAIN COVENANTS AND AGREEMENTS

     The City will covenant that:

     o a separate fund or funds for the purpose of paying principal of and interest on bonds and interest on notes of the City (including required payments into, but not from, City sinking funds) will be maintained by an officer or agency of the State or by a bank or trust company; and

     o not later than the last day of each month, there will be on deposit in a separate fund or funds an amount sufficient to pay principal of and interest on bonds and interest on notes of the City due and payable in the next succeeding month. The City currently uses the debt service payment mechanism described above to perform these covenants. The City will further covenant in the taxable adjustable rate bonds to comply with the financial reporting requirements of the Act, as in effect from time to time, and to limit its issuance of bond anticipation notes as required by the Act, as in effect from time to time.

     The State pledges and agrees in the Financial Emergency Act that the State will not take any action that will impair the power of the City to comply with the covenants described in the preceding paragraph or any right or remedy of any owner of the taxable adjustable rate bonds to enforce the City covenants. The City will include in the taxable adjustable rate bonds the covenant of the State to the effect, among other things, that the State will not substantially impair the authority of the Control Board in specified respects.


USE OF PROCEEDS

     The proceeds of the taxable adjustable rate bonds will be used for municipal capital purposes, including expenses of the City in connection with the issuance and sale of the taxable adjustable rate bonds.


GENERAL

     $140,000,000 aggregate principal amount of the City's General Obligation Bonds, Fiscal 2002 Series A-9 and A-11 are to be issued as taxable adjustable rate bonds, and will be in the daily rate mode or the weekly rate mode until converted to a different rate mode.

     $120,000,000 of the taxable adjustable rate bonds will be dated their date of delivery, will be issued in fully registered form, will bear interest at the initial rate until November 6, 2001 and thereafter will bear interest at a weekly rate until converted to a different rate mode. $20,000,000 of the taxable



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adjustable rate bonds will be dated their date of delivery, will be issued in fully registered form and will bear interest at the initial rate until November 7, 2001 and thereafter will bear interest at a weekly rate until converted to a different rate mode. The taxable adjustable rate bonds are subject to optional redemption prior to maturity and to mandatory tender for purchase. In addition, the taxable adjustable rate bonds, so long as such bonds are in a daily rate mode or weekly rate mode, are subject to optional tender for purchase. The taxable adjustable rate bonds will continue in a rate mode until converted to another rate mode and will bear interest at a rate determined in accordance with the procedures for determining the interest rate during such rate mode.

     Principal and purchase price of, and redemption premium, if any, and interest on, the taxable adjustable rate bonds will be payable in lawful money of the United States of America. The taxable adjustable rate bonds will be issued only as fully registered bonds without coupons in authorized denominations of $100,000 or any integral multiples of $5,000 in excess of $100,000. During the initial rate period for the taxable adjustable rate bonds, a daily rate period, a commercial paper rate period or a weekly rate period, interest will be computed on the basis of a 365-day or 366-day year for the actual number of days elapsed and during a term rate period and the fixed rate period, interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Interest on the taxable adjustable rate bonds will be payable on each interest payment date to the registered owner of those bonds shown on the registration books kept by the fiscal agent at the close of business on the record date.

     Interest payable on the taxable adjustable rate bonds will be the interest accruing and unpaid through and including the day preceding the interest payment date.


CONVERSION TO AN ALTERNATE RATE MODE

     Subject to the conditions in the certificate of the Deputy Comptroller for Public Finance, the City may convert all or a portion of the taxable adjustable rate bonds in one rate mode to a different rate mode by delivering a notice to the remarketing agent for the taxable adjustable rate bonds being converted and the standby purchaser, DTC, the broker-dealers and the tender agent specifying the taxable adjustable rate bonds to be converted, the conversion date and the rate mode or rate modes that will be effective on the conversion date. The conversion date for taxable adjustable rate bonds is a business day that is either an interest payment date or the first day of a rate period. The City must deliver such conversion notice not less than 15 days prior to the conversion date or a shorter period if acceptable to DTC. The tender agent has agreed to give written notice to the registered owner of each taxable adjustable rate bonds of the City's election to convert to another rate mode and the conversion date. The transfer agent has agreed to give such notice, by first-class mail, not later than three calendar days after receipt by the tender agent of the conversion notice.

     The tender agent, no later than three days after receipt of the conversion notice, has agreed to give notice by first-class mail to the holders of the taxable adjustable rate bonds to be converted, which notice will state:

     o the conversion date;

     o the rate mode or rate modes that will be effective on the conversion date;

     o the ratings expected to be effective on the taxable adjustable rate bonds to be converted after the conversion date;

     o that the rate mode or rate modes will not be converted unless the City receives on the conversion date a favorable opinion of bond counsel;

     o the name and address of the principal corporate trust offices of the fiscal agent and tender agent;

     o that the taxable adjustable rate bonds to be converted will be subject to mandatory tender for purchase on the conversion date at the purchase price;



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     o that upon the conversion, if there is on deposit with the tender agent on the conversion date an amount sufficient to pay the purchase price of the taxable adjustable rate bonds converted, the bonds not delivered to the tender agent will be deemed to have been properly tendered for purchase and will cease to represent a right on behalf of the holder of those bonds to the payment of principal of or interest on those bonds and will represent only the right to payment of the purchase price on deposit with the tender agent, without interest accruing on those bonds from and after the conversion date; and

     o that upon the conversion to the commercial paper rate mode, term rate mode or the fixed rate mode, from and after the conversion date the taxable adjustable rate bonds converted will no longer be subject to optional tender for purchase.

     If less than all of the taxable adjustable rate bonds subject to a particular rate mode or modes are to be converted to a new rate mode or modes, the particular taxable adjustable rate bonds which are to be converted to a new rate mode or modes will be selected by the fiscal agent in the manner as the fiscal agent deems appropriate subject to the provisions of the certificate of the Deputy Comptroller for Public Finance regarding authorized denominations of the taxable adjustable rate bonds subject to the rate mode.

     If a favorable opinion of bond counsel cannot be obtained, or if the election to convert was withdrawn by the City, or if the remarketing agent has notified the fiscal agent, the City and the standby purchaser that it has been unable to remarket the taxable adjustable rate bonds on the conversion date, the adjustable rate bonds will bear interest in the previous rate mode or, at the option of the City and in compliance with the provisions of the certificate of the Deputy Comptroller for Public Finance regarding conversion of rate modes, any other rate mode selected by the City.


INTEREST RATES AND RESET DATES

     General. The rate at which the taxable adjustable rate bonds will bear interest during any rate period will be the rate of interest that, if borne by the taxable adjustable rate bonds for such rate period, in the judgment of the remarketing agent taking into account prevailing market conditions for comparable bonds or other securities, would be the lowest interest rate that would enable the taxable adjustable rate bonds to be sold at a price equal to the principal amount of those bonds, plus accrued interest on those bonds, if any. No rate period will extend beyond the scheduled expiration date of any standby bond purchase agreement then in effect.

     Maximum Rate. The taxable adjustable rate bonds may not bear interest at a rate greater than 14%.

     Daily Rate. The taxable adjustable rate bonds in a daily rate mode will bear interest at the daily rate. The daily rate for any business day will be determined by the remarketing agent and announced by 10:00 a.m., New York City time, on that business day. For any day which is not a business day, the daily rate will be the daily rate for the immediately preceding business day.

     If: a daily rate for a daily rate period has not been determined by the remarketing agent; no remarketing agent is serving under the certificate; the rate so established is held to be invalid or unenforceable with respect to a daily rate period; or pursuant to the remarketing agreement the remarketing agent is not then required to establish a daily rate, the daily rate for such daily rate period will be the TBMA Municipal Index on the date the daily rate was to have been determined by the remarketing agent.

     Weekly Rate. The taxable adjustable rate bonds in a weekly rate mode will bear interest at the weekly rate. The weekly rate is to be determined by the remarketing agent and announced by 4:00 p.m., New York City time, on each Tuesday, and if such Tuesday is not a business day, then the next preceding business day with respect to $120,000,000 of the taxable adjustable rate bonds, and on each Wednesday, and if such Wednesday is not a business day, then the next preceding business day with respect to $20,000,000 of the taxable adjustable rate bonds. The weekly rate period means, with respect to $120,000,000 of the taxable adjustable rate bonds, a period commencing on a Wednesday and extending to and including the next succeeding Tuesday. The weekly rate period means, with respect to $20,000,000 of the taxable adjustable rate bonds, a period commencing on a Thursday and extending to and including the next succeeding Wednesday.


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     If: a weekly rate has not been determined by the remarketing agent; no remarketing agent is serving under the certificate; the weekly rate determined by the remarketing agent is held to be invalid or unenforceable with respect to a weekly rate period; or pursuant to the remarketing agreement, the remarketing agent is not then required to establish a weekly rate, the weekly rate will be the TMBA Municipal Index on the date the weekly rate was to be determined by the remarketing agent.

     Commercial Paper Rate. Except as described below, the commercial paper rate period for each taxable adjustable rate bond in a commercial paper rate mode is to be determined by the remarketing agent and announced by 12:30 p.m., New York City time, on the first day of each commercial paper rate period. Commercial paper rate periods may be from 1 to 365 days. If the remarketing agent fails to specify the next succeeding commercial paper rate period, the commercial paper rate period will be the shorter of seven days or the period remaining to and including the final maturity date of the taxable adjustable rate bonds. The taxable adjustable rate bonds in a commercial paper rate mode (other than bonds held pursuant to the standby bond purchase agreement) will bear interest during a particular commercial paper rate period at a rate per annum equal to the interest rate determined above corresponding to the commercial paper rate period. A taxable adjustable rate bond can have a commercial paper rate period and bear interest at a commercial paper rate that differs from other taxable adjustable rate bonds in the commercial paper rate mode.

     If: a commercial paper rate for a commercial paper rate period has not been determined by the remarketing agent; no remarketing agent is serving under the certificate; the commercial paper rate determined by the remarketing agent is held to be invalid or unenforceable with respect to a commercial paper rate period; or pursuant to the remarketing agreement, the remarketing agent is not then required to establish a commercial paper rate, the commercial paper rate will be the TBMA Municipal Index on the date the commercial paper rate period was to have been determined by the remarketing agent.

     Term Rate. The taxable adjustable rate bonds in a term rate mode will bear interest at the term rate. Except as described below, the term rate for any term rate period will be determined by the remarketing agent not later than a date two business days prior to the conversion date or the first day of the next term rate period. If the remarketing agent is unable to remarket all of the taxable adjustable rate bonds at the interest rate determined by the remarketing agent as described in the previous sentence, the remarketing agent may at any time prior to the first day of a term rate period increase the interest rate to that rate of interest which would be the lowest rate that would enable the taxable adjustable rate bonds to be sold on such first day at a price of par, plus accrued interest, if any. No less than 20 business days prior to the end of each term rate period, the City has agreed to deliver to the fiscal agent, the tender agent and the remarketing agent written notice of the City's determination of the next succeeding term rate period, which term rate period is to end on a business day. However, if the City fails to specify the next succeeding term rate period, the term rate period will be the same period as the immediately preceding term rate period but not beyond the final maturity date of the bonds. Once the taxable adjustable rate bonds in the term rate mode are subject to optional redemption, the City may on any interest payment date convert the interest rate on all or part of the taxable adjustable rate bonds to a daily rate, a commercial paper rate or a fixed rate.

     If for any reason, the interest rate for the taxable adjustable rate bonds in the term rate mode is not or cannot be determined by the remarketing agent in the manner specified above, the interest rate will be equal to Municipal Market Data General Obligation Yield on bonds with the then long-term ratings as the taxable adjustable rate bonds that mature on a date that is as nearly as practical the same date as the date on which the new term rate period for the taxable adjustable rate bonds will end. Such interest rate will be based upon the Municipal Market Data General Obligation Yield for the most recent period for which information is available on the date the interest rate is to be determined. If such index or its equivalent is no longer published, the interest rate on the taxable adjustable rate bonds will be the interest rate then in effect on the taxable adjustable rate bonds.

     Fixed Rate. The taxable adjustable rate bonds in the fixed rate mode will bear interest at the fixed rate. The fixed rate for any fixed rate period will be determined by the remarketing agent or other investment banking firm or firms with which the City has entered into an agreement for the purchase, as underwriters, of the taxable adjustable rate bonds on the conversion date to the fixed mode as agreed to by the City. The fixed rate period means the period from and including the conversion date and extending to and including the date of maturity of the taxable adjustable rate bonds in the fixed rate mode or to, but not including, the conversion date on which the taxable adjustable rate bonds in the fixed rate mode are converted to another rate mode. If a fixed rate has not been determined as


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described above for any reason, then the former rate period will continue in effect unless the City selects another interest rate mode.

     Once the taxable adjustable rate bonds are converted to bear interest at the fixed rate, the taxable adjustable rate bonds will not be converted to bear interest at any other rate until such time as the taxable adjustable rate bonds are subject to optional redemption. Once the taxable adjustable rate bonds in the fixed rate mode are subject to optional redemption, the City may on any interest payment date convert the interest rate on all or part of the taxable adjustable rate bonds to a daily rate, a weekly rate, a commercial paper rate or a term rate, provided a liquidity facility is in effect to the extent required by the LFL. If for any reason a new interest rate is not determined, then the former rate period will continue in effect unless the City selects another interest rate mode.


OPTIONAL TENDER FOR PURCHASE

     General. The taxable adjustable rate bonds or any portion of those bonds equal to an authorized denomination may be tendered for purchase, at the purchase price, at the option of its registered owner on any business day during a daily rate mode or a weekly rate mode upon giving notice of the registered owner's election to tender in the manner and at the times described below. Notice of an election to tender a taxable adjustable bond registered in the name of DTC is to be given by the DTC participant on behalf of the beneficial owner of the taxable adjustable rate bond and will not be given by DTC. Notice of the election to tender for purchase of the taxable adjustable rate bond registered in any other name must be given by the registered owner of the taxable adjustable rate bond or its attorney-in-fact.

     The notice must state the name of the registered owner of the beneficial owner and the principal amount of the taxable adjustable rate bond, the aggregate principal amount of the taxable adjustable rate bond to be tendered for purchase and the business day on which the taxable adjustable rate bond or portion of that bond to be tendered for purchase will be purchased.

     A DTC participant or the registered owner of the taxable adjustable rate bond must give written notice of its irrevocable election to tender the taxable adjustable rate bond or a portion of that bond for purchase at its option to the tender agent and the remarketing agent at their respective principal offices, in the case of the taxable adjustable rate bonds bearing interest in a daily rate mode, by no later than 10:00 a.m. on any business day which the taxable adjustable rate bonds or portion of that bond is to be purchased and in the case of the taxable adjustable rate bonds bearing interest in a weekly rate mode by no later than 12:00 noon, New York City time, on the business day prior to the commencement date of the next weekly period for such bonds. In addition, the registered owner of the taxable adjustable rate bond is required to deliver the bond to the tender agent at its principal corporate trust office at or prior to 1:00 p.m., New York City time, on the optional tender date in the case of the taxable adjustable rate bonds bearing interest in a daily rate mode or a weekly rate mode.

     The taxable adjustable rate bonds in a commercial paper rate mode, term rate mode or a fixed rate mode are not subject to optional tender for purchase.


MANDATORY TENDER FOR PURCHASE

     The taxable adjustable rate bonds which are affected by the following actions are subject to mandatory tender and purchase at the purchase price on the following dates:

     o on each conversion date for the taxable adjustable rate bonds being converted to a different rate mode;

     o on the date following each rate period for the taxable adjustable rate bonds in the commercial paper rate mode or the term rate mode;

     o on a date that is not less than three business days prior to the expiration date of any liquidity facility then in effect with respect to the taxable adjustable rate bonds, which will be drawn upon to pay the purchase price of tendered taxable adjustable rate bonds (or if such day is not a business day, on the

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          immediately preceding business day), unless such liquidity facility has been extended, or a substitute delivered with rating confirmation or mandatory tender, at least 20 days prior to such expiration date;

     o unless a rating confirmation is provided two business days before the effective date of a substitute liquidity facility delivered pursuant to the certificate of the Deputy Comptroller for Public Finance with respect to the taxable adjustable rate bonds (or if such day is not a business day, on the immediately preceding business day), on which date the liquidity facility in effect prior to the substitute liquidity facility will be drawn upon to pay the purchase price of tendered taxable adjustable rate bonds that are not remarketed; and

     o on a date that is not less than one business day prior to the termination date of a liquidity facility relating to the taxable adjustable rate bonds specified in the default notice delivered by the standby purchaser or its agent in accordance with the provisions of the liquidity facility (or if such date is not a business day, the immediately preceding business day).

     Whenever the taxable adjustable rate bonds are to be tendered for purchase in accordance with the first bullet-point above, the tender agent will give notice to the holders of the taxable adjustable rate bonds indicating that the taxable adjustable rate bonds are subject to mandatory tender for purchase on the date specified in the notice. The tender agent is to give notice by first-class mail and not later than three calendar days after receipt by the tender agent of the conversion notice from the City. The failure of any holder of any portion of the taxable adjustable rate bonds to receive such notice will not affect the validity of the conversion to a new rate mode.

     Whenever the taxable adjustable rate bonds are to be tendered for purchase in accordance with the third, fourth or fifth bullet point above, the tender agent will give notice to the holders of the taxable adjustable rate bonds indicating that the taxable adjustable rate bonds are subject to mandatory tender for purchase on the date specified in the notice. The tender agent is to give the notice by first-class mail and not less than five calendar days prior to the effective date of the expiration or earlier termination of the affected liquidity facility then in effect or of the effective date of a substitute liquidity facility or prior to the date specified in the no remarketing notice or the default notice. The failure of any holder of any portion of the taxable adjustable rate bonds to receive the notice will not affect the validity of the proceedings in connection with the effectiveness of the affected liquidity facility.


BONDS DEEMED PURCHASED

     The taxable adjustable rate bonds or portions of those bonds required to be purchased upon a tender at the option of the registered owner of those bonds or upon a mandatory tender will be deemed to have been tendered and purchased for all purposes of the certificate, irrespective of whether the taxable adjustable rate bonds have been presented and surrendered to the tender agent, if on the tender date moneys sufficient to pay the purchase price of those bonds are held by the tender agent. The former registered owner of a tendered bond or a taxable adjustable rate bond deemed to have been tendered and purchased will have no claim under that bond or under the certificate or otherwise for payment of any amount other than the purchase price, and the taxable adjustable rate bonds or portion of those bonds will no longer be outstanding for purposes of the certificate.

     The Bank of New York has been appointed as tender agent for the taxable adjustable rate bonds.


PURCHASE PRICE AND PAYMENT

     On each tender date, a tendered bond will be purchased at the applicable purchase price. The purchase price of a tendered bond is the principal amount of the taxable adjustable rate bonds to be tendered or the amount payable to the registered owner of a purchased bond following receipt by such owner of a purchase notice from the remarketing agent, plus accrued and unpaid interest from the immediately preceding interest payment date. If the date of purchase is an interest payment date, then the purchase price will not include accrued and unpaid interest, which will be paid to the holder of record on the applicable record date.

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     The purchase price of a tendered bond held in a book-entry-only system will be paid, in same-day funds, to DTC in accordance with DTC's standard procedures for effecting same-day payments. Payment will be made without presentation and surrender of the tendered bonds to the tender agent and DTC will be responsible for effecting payment of the purchase price to the DTC participants.

     The Company will pay the purchase price of any other adjustable rate bond, in same-day funds, only after presentation and surrender of the adjustable rate bond to the tender agent at its delivery office. The Company will pay the purchase price by 2:30 p.m., New York City time, on the optional tender date or the mandatory tender date on which the taxable adjustable rate bonds are presented and surrendered to the tender agent.

     The purchase price is payable solely from, and in the following order of priority, the proceeds of the remarketing of the taxable adjustable rate bonds tendered for purchase, money made available by the standby purchaser under any liquidity facility then in effect and money furnished by or on behalf of the City (which has no obligation to do so).


REMARKETING OF BONDS UPON TENDER

     Pursuant to the remarketing agreements, each remarketing agent is required to use its best efforts to remarket a tendered bond on its tender date at a price equal to the purchase price or, if the taxable adjustable rate bonds are being remarketed upon their conversion from the term rate mode or the fixed rate mode, the bonds will be remarketed at a price equal to par. The remarketing agreements set forth, among other things, certain conditions to the remarketing agents' obligations to remarket tendered bonds.

     By 10:30 a.m., New York City time, on each tender date, the remarketing agent will give notice by telephone to the fiscal agent, the tender agent, the standby purchaser and the City specifying the principal amount of bonds which have been tendered for purchase and remarketed, along with the principal amount of tendered bonds, if any, for which it has not arranged a remarketing. The tender agent will, on such tender date, obtain funds under the applicable liquidity facility in accordance with its terms in an amount equal to the difference between the purchase price of the tendered bonds subject to purchase and the remarketing proceeds available to the tender agent.


PURCHASED BONDS

     Purchased bonds will bear interest at the rates and be payable on the dates described in the taxable adjustable rate bonds. Bonds purchased under the standby bond purchase agreement may be sold when and as provided in the liquidity facility for the taxable adjustable rate bonds, and if remarketed at a daily, weekly, commercial paper term or fixed will no longer bear interest as purchased bonds. In no event will the rate of interest on the taxable adjustable rate bonds exceed 25% per annum.


REDEMPTION OF BONDS

     The taxable adjustable rate bonds are subject to redemption prior to maturity at the option of the City, in whole or in part:

     o if bearing interest at a daily, commercial paper or weekly, on any potential conversion date after defeasance of the taxable adjustable rate bonds; or

     o if bearing interest as purchased bonds or at the highest rate provided by law for interest on accrued claims against municipalities on any date, in each case on 30 days' notice to bondholders at the principal amount of the bonds plus any interest accrued and unpaid on the bonds.

     The City may select amounts, rate modes and maturities of the taxable adjustable rate bonds to be redeemed in its sole discretion. In the event that less than all taxable adjustable rate bonds of a maturity subject to redemption are to be redeemed, the City will select taxable adjustable rate bonds for redemption in the following manner:

     o first, from taxable adjustable rate bonds, if any, of any rate mode and maturity subject to such redemption which are held by or for the liquidity provider;

     o second, from other taxable adjustable rate bonds bearing interest as purchased bonds or at the highest rate provided by law for interest on accrued claims against municipalities; and

     o third, by lot.

     The taxable adjustable rate bonds will be subject to redemption at the option of the City:

     o if bearing interest at a fixed rate, beginning on the tenth anniversary of the fixed rate conversion date, in whole or in part, by lot within each maturity, on any date upon 30 days' notice to bondholders, at a redemption price of 101%, which price will decline annually by 1/2% per annum, until reaching a price of 100% on the twelfth anniversary, to remain in effect after the twelfth anniversary plus accrued interest to the date of redemption; or

     o if bearing interest at a term rate, in whole or in part, by lot within each maturity, on the date following any term rate period upon 30 days' notice to bondholders, at a redemption price of 100%, plus accrued interest to the date of redemption.

     Prior to conversion to a fixed rate, the optional redemption provisions of the taxable adjustable rate bonds may be amended if the City receives an opinion of bond counsel to the effect that such amendment is authorized by law and will not adversely affect the exclusion of interest on the taxable adjustable rate bonds from gross income for Federal income tax purposes.

     As term bonds, the taxable adjustable rate bonds are subject to mandatory redemption upon 30 days' notice to bondholders, at a redemption price equal to the principal amount of the bonds, plus accrued interest, without premium, in the amounts sets forth below:




                         Principal Amount to be Redeemed
               ------------------------------------------------
    November 1,               Subseries A-9                Subseries A-11
    -----------              --------------               --------------
     2019                                                   $10,000,000
     2020                                                    10,000,000*
     2021                                                   $39,270,000
     2022                                                    52,575,000
     2023                                                    28,155,000*
--------------
* Stated Maturity



     At the option of the City, there will be applied to or credited against any of the required amounts the principal amount of any such term bonds that have been defeased, purchased or redeemed and not previously so applied or credited.

     Defeased term bonds will at the option of the City no longer be entitled, but may be subject, to the provisions of the bonds for mandatory redemption.


DEFEASANCE

     For the purpose of determining whether the taxable adjustable rate bonds will be deemed to have been defeased, the interest to come due on the taxable adjustable rate bonds will be calculated at the maximum applicable rate; and if, as a result of the taxable adjustable rate bonds having borne interest at less than the maximum rate for any period, the total amount on deposit for the payment of interest on the taxable adjustable rate bonds exceeds the total amount required, the balance will be paid to the City. In addition, the taxable adjustable rate bonds will be deemed defeased only if there has been deposited money in an amount sufficient for the timely payment of the maximum amount of principal of and interest on the taxable adjustable rate bonds that could become payable to the bondholders upon the exercise of any applicable optional or mandatory tender for purchase.


                               BOOK-ENTRY SYSTEM

     DTC will act as securities depository for the taxable adjustable rate bonds. The taxable adjustable rate bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the taxable adjustable rate bonds and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

     Purchases of the taxable adjustable rate bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the taxable adjustable rate bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the taxable adjustable rate bonds, unless the use of the book-entry system for the bonds is discontinued.

     To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the taxable adjustable rate bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

     Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the taxable adjustable rate bonds. Under its usual procedures, DTC mails an omnibus proxy to the City as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the taxable adjustable rate bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments and payments of purchase price with respect to the taxable adjustable rate bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the City subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

     Regardless of the statements above, if any taxable adjustable rate bond is tendered but not remarketed, with the result that the taxable adjustable rate bond becomes owned by us, the trustee and the City will, if requested by us, take all action necessary to remove the taxable adjustable rate bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Taxable adjustable rate bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all taxable adjustable rate bonds owned by us have been remarketed, we no longer own any taxable adjustable rate bonds and we have been reinstated in full, the trustee and the City will take all actions necessary to return the taxable adjustable rate bonds to the full book-entry system of DTC.

     The City and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the taxable adjustable rate bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The City and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the taxable adjustable rate bonds or an error or delay relating thereto.

     The description above of the procedures and record-keeping with respect to beneficial ownership interests in the taxable adjustable rate bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the taxable adjustable rate bonds, confirmation and transfer of beneficial ownership interests in such taxable adjustable rate bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the taxable adjustable rate bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

     DTC may discontinue providing its services with respect to the taxable adjustable rate bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE TAXABLE ADJUSTABLE RATE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR

EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE TAXABLE ADJUSTABLE RATE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.


                      THE STANDBY BOND PURCHASE AGREEMENT

     Our obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. Our obligations are not issued under an authorizing document. As of the date of this prospectus supplement, we have approximately $3.4 billion of obligations currently outstanding, not including the obligations described in this prospectus supplement.

     Owners of the taxable adjustable rate bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the taxable adjustable rate bonds. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the taxable adjustable rate bonds and up to 35 days' interest on the taxable adjustable rate bonds at an assumed rate of 13% per year.


TERMINATION EVENTS

     The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the taxable adjustable rate bonds, unless it is extended or terminated sooner in accordance with its terms.

     Under certain circumstances, we may terminate our obligation to purchase taxable adjustable rate bonds. The following events would permit such termination:

               o any portion of the commitment fee for the standby bond purchase agreement has not been paid when due by the City on the quarterly payment date and the failure will continue for seven days;

               o failure by the City to observe or perform any covenant or agreement contained in the authorizing document and the failure will continue for 20 days;

               o any default by the City will have occurred and be continuing in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness issued, assumed or guaranteed by the City, or in the payment of any amounts payable under any lease, mortgage or conditional sale arrangement securing, with the consent of the City, as the case may be, the payment of any indebtedness of a public benefit corporation or other governmental agency, instrumentality or body for borrowed money (except to the extent that the obligation to make such payment is being disputed in good faith and, if appropriate, contested in proceedings diligently conducted and there is no default in the payment of the principal of or interest on the secured indebtedness);

               o the City commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or in effect then or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

               o an involuntary case or other proceeding commences against the City seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or in effect then or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case remains undismissed and unstayed for a period of 60 days; or an order for relief will be entered against the City under the federal bankruptcy laws as now or in effect then;

               o any material provision of the standby bond purchase agreement, the purchase agreement or any related document will cease for any reason whatsoever to be a valid and binding agreement or the City contest the validity or enforceability of those agreements; or;

               o the City fails to pay when due any amount payable under any bonds (regardless of any waiver of that failure by the holders of the bonds).

     If a termination event occurs, we may deliver notice to the City, the tender agent, the fiscal agent and the remarketing agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the taxable adjustable rate bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the taxable adjustable rate bonds.

     The obligations of the City are described in a separate disclosure document relating to the taxable adjustable rate bonds.


                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

     In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase taxable adjustable rate bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered taxable adjustable rate bonds. The purchase price represents the outstanding principal amount of the tendered taxable adjustable rate bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

     The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the taxable adjustable rate bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered taxable adjustable rate bonds with the funds provided under the standby loan agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:


                    Year Ended December 31,               Six Months
          ----------------------------------------          Ended
1996        1997        1998        1999        2000     June 30, 2001
-------    ------       -----       -----      ------    -------------
1.53        1.48        1.50        1.60        1.52         1.60


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

     GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

     The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.



 DOCUMENT                                           PERIOD
 Annual Report on Form 10-K....................     Year ended December 31, 2000
 Quarterly Reports on Form 10-Q................     Quarters ended March 31, 2001 and June 30, 2001

                                 LEGAL MATTERS

     The legality of the obligations has been passed upon by in-house counsel to Financial Guaranty Insurance Company, an affiliate of ours.


                                    EXPERTS

     The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                TENDER TIMELINE

                               TENDERS FOR BONDS

                                 PURCHASE DATE
                              (New York City time)

---------------     ----------------   --------------  --------------



 ---------------     ----------------   --------------  --------------
   11:30 a.m.          11:45 a.m.        2:15 p.m.         2:30 p.m.
      [1]                 [2]               [3]               [4]


     1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the Purchase Date.

     2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

     3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

     4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.





                                     A-1





                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

     FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

     Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

     We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is May 31, 2001

     We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

     The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

     You may request a copy of these filings, at no cost, as follows: Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

     You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                    SUMMARY

     The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

     The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

     If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

     Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

     The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

     The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.


                                  THE COMPANY

     The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

     Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

     The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.


                            THE LIQUIDITY FACILITIES

     The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an authorizing document.

     Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.


                           THE STANDBY LOAN AGREEMENT

     In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.


                                    EXPERTS

     The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.



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                                TABLE OF CONTENTS

                                              Page

PROSPECTUS SUPPLEMENT
INTRODUCTION.......................................S-1

DESCRIPTION OF THE BONDS...........................S-1

BOOK-ENTRY SYSTEM..................................S-10

THE STANDBY BOND PURCHASE AGREEMENT................S-12

THE STANDBY LOAN AGREEMENT; GE CAPITAL.............S-13

LEGAL MATTERS......................................S-14

EXPERTS ...........................................S-14

PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION................2

INCORPORATION BY REFERENCE.........................3

SUMMARY ...........................................4

THE COMPANY........................................5

THE LIQUIDITY FACILITIES...........................5

THE STANDBY LOAN AGREEMENT.........................5

PLAN OF DISTRIBUTION...............................6

EXPERTS............................................6





                                  $140,000,000

                         principal amount, plus interest

                         LIQUIDITY FACILITY OBLIGATIONS



                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                              THE CITY OF NEW YORK
                General Obligation Taxable Adjustable Rate Bonds
                       Fiscal 2002 Subseries A-9 and A-11


                              PROSPECTUS SUPPLEMENT

                                October 24, 2001